                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant /X/
Filed by a party other than the registrant / /
Check the appropriate box:
/ / Preliminary proxy statement
/X/ Definitive proxy statement
/ / Definitive additional materials
/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                  VASTERA, INC.

- --------------------------------------------------------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

- --------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/X/ No fee required.

/ / Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

               (1)  Title of each class of securities to which transaction applies:
                                       N/A
                    ------------------------------------------------------------
               (2)  Aggregate number of securities to which transaction applies:
                                       N/A
                    ------------------------------------------------------------
               (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)
                                      N/A
                    ------------------------------------------------------------
               (4)  Proposed maximum aggregate value of transaction:
                                       N/A
                    ------------------------------------------------------------
               (5)  Total fee paid:
                                      N/A
                    ------------------------------------------------------------
                / /  Fee paid previously with preliminary materials: N/A

                / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

               (1)  Amount previously paid:

                                       N/A
                    ------------------------------------------------------------
               (2)  Form, schedule or registration statement no.:
                                       N/A
                    ------------------------------------------------------------
               (3)  Filing party:
                                      N/A
                    ------------------------------------------------------------
               (4)  Date filed:
                                     N/A
                    ------------------------------------------------------------

                                  VASTERA, INC.
                              45025 AVIATION DRIVE
                           DULLES, VIRGINIA 20166-7554

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 25, 2001

TO THE STOCKHOLDERS OF VASTERA, INC.:

         The Annual Meeting of Stockholders of Vastera, Inc., a Delaware corporation, will be held on Wednesday, April 25, 2001 at 11:00a.m. EDT, at our executive offices at 45025 Aviation Drive, Dulles, Virginia 20166-7554, for the following purposes:

         1. To elect three directors to serve for a three-year term ending in the year 2004 or until their successors are duly elected and qualified;

         2. To ratify the appointment of Arthur Andersen LLP as our independent auditors for the year ending December 31, 2001; and

         3. To transact such other business as may properly come before our annual meeting and any adjournment or postponement thereof.

         The foregoing matters are described in more detail in the enclosed proxy statement. Our board of directors has fixed the close of business on March 23, 2001, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the annual meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at our annual meeting will be available for inspection at our executive offices.

         All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy at any time prior to the annual meeting. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                     By Order of the Board of Directors,

                                     /s/ Arjun Rishi
                                     -------------------------------------------
                                     Arjun Rishi,
                                     Chairman of the Board, Chief
                                     Executive Office and President
                                     Dulles, Virginia
                                     March 28, 2001

                                  VASTERA, INC.
                              45025 Aviation Drive,
                             Dulles, Virginia 20166

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 25, 2001

         The enclosed proxy is solicited on behalf of the Board of Directors of Vastera, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 25, 2001, at 11:00 a.m. EDT, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our executive offices at 45025 Aviation Drive, Dulles, VA 20166.

         Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the annual meeting and was prepared by our management for the board of directors. This proxy statement and the accompanying proxy card are first being mailed to you on or about March 30, 2001.

                        GENERAL INFORMATION ABOUT VOTING

Who can vote?

         You can vote your shares of common stock if our records show that you owned the shares on March 23, 2001. A total of 36,472,365 shares of common stock can vote at the annual meeting. You get one vote for each share of common stock. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

         Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. If the proxy card is properly signed and returned, the proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote FOR each of the three director nominees and FOR each of the other proposals to be considered at the meeting.

What if other matters come up at the annual meeting?

         The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

Can I change my vote after I return my proxy card?

         Yes. At any time before the vote on a proposal, you can change your vote either by filing with our Secretary at our principal executive offices at 45025 Aviation Drive, Dulles, Virginia 20166, a written notice revoking your proxy card or by signing, dating and returning to us a new proxy card. We will honor the proxy card with the latest date. You may also revoke your proxy by attending the annual meeting and voting in person.

Can I vote in person at the annual meeting rather than by completing the proxy card?

         Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

What do I do if my shares are held in "street name"?

         If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

How are votes counted?

         We will hold the annual meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

         If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares (so-called "broker nonvotes"), the nominee can vote them as it sees fit only on matters that are determined to be routine, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any nonroutine proposal.

What are our board's recommendations?

         Unless you give other instructions on your proxy card, the persons named as proxyholders on the proxy card will vote in accordance with the recommendations of our board of directors. Each of the board's recommendations is set forth together with the description of each item in this proxy statement. In summary, the board recommends a vote:

         -    FOR election of the nominated slate of directors (see page 3);
              and

         - FOR ratification of the appointment of Arthur Andersen LLP as our independent auditors for the year ending December 31, 2001 (see page 6).

         With respect to any other matters that properly come before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each proposal?

         The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. Stockholders are not entitled to cumulative votes in the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For the ratification of the appointment of our independent auditors and any other items, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Who pays for this proxy solicitation?

         We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.

                                 PROPOSAL NO. 1:

                              ELECTION OF DIRECTORS

PROPOSAL ONE (ELECTION OF DIRECTORS)

         Our board of directors is divided into three classes with staggered three-year terms. Each class consists, as nearly as possible, of one-third of the total number of directors. The number of directors is determined from time to time by the board of directors and is currently fixed at eight members.

         The eight member board of directors currently consists of three Class I directors, three Class II directors, and two Class III directors. Pursuant to our certificate of incorporation and bylaws, our board of directors expects to review the size of the board of directors from time to time, and if suitable outside candidates are available, the board may increase the size of the board of directors.

         A single class of directors is elected each year at the annual meeting. Subject to transition provisions, each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election or until his successor has been elected and duly qualified.

         Three directors are to be elected at this annual meeting to serve until the 2004 annual meeting, or until their successors are duly elected and qualified. If the nominee is unable or unwilling to serve as a director, the proxies may be voted for any substitute nominee designated by the present board of directors or the proxy holders to fill such vacancy, or the board of directors may be reduced in size in accordance with our bylaws. The board of directors has no reason to believe that the persons named will be unable or unwilling to serve as nominees or as directors if elected.

         Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

         Set forth below is certain information concerning the nominees and our other incumbent directors:

DIRECTORS TO BE ELECTED AT THE 2001 ANNUAL MEETING

         RICHARD A. LEFEBVRE. Mr. Lefebvre served as Chairman of our board of directors from June 1998 through December 2000 and as a member of our board of directors since 1997. He has been a General Partner with Allegra Partners, a venture capital firm since January 2000. From March 1991 to December 1998, Mr. Lefebvre served as Chairman of the Board of AXENT Technologies, Inc., a computer network security company. He also served as AXENT's Chief Executive Officer from March 1991 to July 1997. Mr. Lefebvre also serves on the board of directors of a privately-owned company.

         ROBERT G. BARRETT. Mr. Barrett has served as one of our directors since 1996. In November 2000, Mr. Barrett became a General Partner in Veracity Capital Partners, a newly formed venture capital firm. From 1984, he was a founding partner of Battery Ventures and is a General Partner of Battery Ventures III, L.P., a venture capital firm. In May 2000, Mr. Barrett retired as a partner from Battery Ventures III, L.P. and has the title of Retired Partner. Mr. Barrett serves on the board of directors of Brooktrout Technology, Inc., Interspeed, Inc. and Peerless Corporation and several privately owned companies.

         RICHARD H. KIMBALL. Mr. Kimball has served as one of our directors since August 1997. Mr. Kimball co-founded Technology Crossover Ventures, a venture capital firm, in June 1995 and has been a General Partner since its founding. Prior to that, Mr. Kimball spent over 10 years at Montgomery Securities serving as a securities analyst and Managing Director. He is currently on the board of directors of Copper Mountain Networks, Inc., Advanced Switching Corporation and several private companies.

DIRECTORS CONTINUING IN OFFICE

         TIMOTHY DAVENPORT. Mr. Davenport has served as one of our directors since April 2000. From June 1995 until May 2000, Mr. Davenport served as President, Chief Executive Officer and a director of Best Software, Inc., a software company. Since May 2000, Mr. Davenport has served as an independent consultant to third parties. From March 1987 to June 1995, Mr. Davenport served as Vice President, Developer Tools Group, and Vice President, Graphics Division, of Lotus Development Corporation.

         MARK J. FERRER. Mr. Ferrer joined Vastera in December 1999 as Chief Operating Officer and is responsible for our day-to-day operations. Mr. Ferrer was appointed to our board of directors in March 2000. From October 1998 to December 1999, Mr. Ferrer served as President, Baan Americas, a software company, where he held fiscal responsibility for Baan operations in North and South America. From April 1998 to October 1998, Mr. Ferrer served as Chief Operating Officer for Aurum Software (a Baan company) where he was responsible for sales, marketing, services and development. From 1982 to April 1998, Mr. Ferrer held numerous positions with IBM, most recently as Vice President, Software Marketing and Sales.

         NICOLAS C. NIERENBERG. Mr. Nierenberg has served as one of our directors since April 2000. Mr. Nierenberg is a co-founder of Actuate Corporation, a comprehensive solution provider for delivery of business information over the Internet, and has been its Chief Executive Officer and Chairman of the Board since December 1993. Mr. Nierenberg was also President of Actuate Corporation until October 1998. Prior to co-founding Actuate, from April 1993 to November 1993, Mr. Nierenberg worked as a consultant for Accel Partners, a venture capital firm. Mr. Nierenberg co-founded Unify Corporation, which develops and markets relational database development tools. Mr. Nierenberg held a number of positions at Unify, including Chairman of the Board of Directors, Chief Executive Officer, President, Vice President Engineering and Chief Technology Officer.

         ARJUN RISHI. Mr. Rishi co-founded Vastera in 1992 and has served as President, Chief Executive Officer and a member of our board of directors since its inception. Mr. Rishi began service as the Chairman of the Board for Vastera in January 2001. Mr. Rishi has been responsible for our direction and vision. From 1990 to 1992, Mr. Rishi worked as a consultant with Electronic Data Systems, a computer software company, developing a credit card validation system. From 1987 to 1989, Mr. Rishi was an employee of PRC, a computer software company.

         JAMES D. ROBINSON IV. Mr. Robinson has served as one of our directors since November 1998. Since 1994, Mr. Robinson has served as a General Partner of RRE Ventures GP II, L.L.C., a venture capital firm. Mr. Robinson was one of the founders of RRE Ventures. Mr. Robinson currently serves on the Board of Directors of Evoke Software, Quixi, Vocera, GoldPocket Interactive, Vivre and the New York City Investment Fund's Education and Information Services Sector Group. From 1992 to 1994, Mr. Robinson served in various capacities for Hambrecht & Quist Venture Capital.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         Our board of directors held eight meetings and acted by written consent on two separate occasions during the fiscal year end 2000. All directors, except for Richard Kimball, attended or participated in more than 75% of the aggregate of (i) the total number of meetings of the board and (ii) the total number of meetings of the committees of the board of directors on which they served.

         The Audit Committee currently consists of Messrs. Kimball, Robinson and Davenport. The Audit Committee met two times during the fiscal year end 2000. The Audit Committee reviews our financial statements and accounting practices, makes recommendations to the board of directors regarding the selection of independent auditors and reviews the results and scope of our annual audit and other services provided by our independent auditors.

         The Board adopted and approved a charter for the Audit Committee in April 2000, which was amended and restated in March 2001, a copy of which is attached hereto as ANNEX A. The Board has determined that all members of the Audit Committee are "independent" as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

         The Compensation Committee currently consists of Messrs. Lefebvre, Barrett and Kimball. The Compensation Committee met one time during the fiscal year end 2000. The Compensation Committee makes recommendations to the board of directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans including the grant of options under those plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the board of directors was formed in July 1998, and the current members of the Compensation Committee are Messrs. Lefebvre, Barrett and Kimball. None of the members of the Compensation Committee was at any time since the formation of Vastera an officer or employee of Vastera. No executive officer serves as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our board of directors or our Compensation Committee of the board of directors.

DIRECTOR COMPENSATION

         We reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending board meetings. Upon becoming a member of our board, we pay each member of our board who is not an employee or an affiliate of one of our principal stockholders a director fee consisting of options to purchase 45,000 shares of common stock cliff vesting over the three years following the date of grant. We pay our directors an annual retainer of $5,000 and fees of $1,000 for attendance at each board meeting and committee meeting and $500 for participation on telephone calls regarding board or committee business.

         The non-employee board members are also eligible to receive discretionary option grants and stock issuances under our stock option plan for their service on the board of directors.

VOTE REQUIRED

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE.

                                 PROPOSAL NO. 2:

                     RATIFICATION OF APPOINTMENT OF AUDITORS

         During the fiscal year ended December 31, 2000, Arthur Andersen LLP provided audit, audit related and non-audit related services to us as follows:

         Audit Fees: Aggregate fees billed for professional services rendered for our audit of our fiscal year 2000 annual financial statements and review of financial statements in our Form 10-Q for the fiscal quarter ended September 30, 2000: $80,000

         Financial Information Systems Design and Implementation Fees: None

         All Other Fees (includes tax return preparation, acquisition and public offering work): $735,000

         The Audit Committee of the Board has considered whether provision of the services described above is compatible with maintaining the independent accountant's independence and has determined that such services have not adversely affected Arthur Andersen LLP's independence.

         Arthur Andersen LLP has been selected by our board of directors as our independent auditors for the year ending December 2001. If ratification of this selection of auditors is not approved by a majority of the shares of common stock voting thereon, management will review its future selection of auditors.

         Representatives of Arthur Andersen LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

         Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Arthur Andersen LLP as the independent auditors for the current year.

VOTE REQUIRED

         The ratification of the appointment of Arthur Andersen LLP as our independent auditors for the year ending December 2001 requires the affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT AUDITORS.

                                  OTHER MATTERS

         Our board of directors knows of no other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the recommendation of the board of directors. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

NAME                                             AGE       POSITION
- ----                                             ---       --------
Arjun Rishi.......................................37       Chairman of the Board, Chief Executive Officer and
                                                           President
Mark J. Ferrer....................................41       Chief Operating Officer and Director
Philip J. Balsamo.................................38       Chief Financial Officer and Secretary
Robert G. Barrett (2).............................56       Director
Richard H. Kimball (1) (2)........................44       Director
James D. Robinson IV (1)..........................38       Director
Timothy Davenport (1).............................44       Director
Nicolas C. Nierenberg.............................44       Director
Richard A. Lefebvre (2)...........................53       Director

(1)  Member of Audit Committee
(2)  Member of Compensation Committee


         ARJUN RISHI. See "Proposal No. 1: Election of Directors" for Mr. Rishi's biography.

         MARK J. FERRER. See "Proposal No. 1: Election of Directors" for Mr. Ferrer's biography.

         PHILIP J. BALSAMO. Mr. Balsamo joined Vastera in May 1998, and he currently serves as our Chief Financial Officer. From May 1997 to May 1998, Mr. Balsamo was Business Advisor and Controller of the SCM and Data Connectivity Business Units of INTERSOLV, Inc., an application enablement software provider, now known as Merant. From May 1992 to May 1997, Mr. Balsamo was Director of Financial Reporting and Assistant Controller of INTERSOLV. From 1987 to 1992, he served as Treasurer and Controller of Government Marketing Services, Inc., a computer reseller. From 1984 to November 1986, he served as Senior Accountant to MBI Business Centers and to Buchanan & Company. Mr. Balsamo is a certified public accountant.

         ROBERT BARRETT. See "Proposal No. 1: Election of Directors" for Mr. Barrett's biography.

         RICHARD H. KIMBALL. See "Proposal No. 1: Election of Directors" for Mr. Kimball's biography.

         JAMES D. ROBINSON IV. See "Proposal No. 1: Election of Directors" for Mr. Robinson's biography.

         TIMOTHY DAVENPORT. See "Proposal No. 1: Election of Directors" for Mr. Davenport's biography.

         NICOLAS C. NIERENBERG. See "Proposal No. 1: Election of Directors" for Mr. Nierenberg's biography.

         RICHARD A. LEFEBVRE. See "Proposal No. 1: Election of Directors" for Mr. Lefebvre's biography.

         Our executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth certain summary information concerning the compensation earned by our executive officers for services rendered in all capacities for the fiscal years ended December 31, 2000 and 1999. The listed individuals are referred to in this proxy statement as the "named executive officers." There are no other executive officers who would have otherwise been includible in the table below on the basis of salary and bonus earned for the 2000 fiscal year that have been excluded by reason of his or her termination of employment or change in executive status during the year.

         The option grants reflected in the table below were made either under our 1996 Stock Option Plan or our 2000 Stock Incentive Plan.

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG TERM
                                                                                                 COMPENSATION AWARDS
                                                                                                      SECURITIES
                NAME AND PRINCIPAL POSITION              YEAR          SALARY        BONUS        UNDERLYING OPTIONS
                ---------------------------              ----          ------        -----        ------------------
    Arjun Rishi................................      2000           $250,000       $97,500                75,000
         Chief Executive Officer, President          1999            203,077        80,000                    --
    Mark J. Ferrer.............................      2000            300,000        97,500               675,000
         Chief Operating Officer                     1999             12,500*           --               675,000
    Philip J. Balsamo..........................      2000            150,000        48,750               240,000
         Chief Financial Officer                     1999            122,974        38,273               120,000

- --------------------------
* Mark J. Ferrer joined Vastera as Chief Operating Officer in December 1999. Mr. Ferrer's annual base salary is $300,000 and his targeted bonus is $150,000.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS


         The following table sets forth information regarding option grants to each of the named executive officers during the fiscal year ended December 31, 2000. No stock appreciation rights were granted to the named executive officers during the 2000 fiscal year.

                                                PERCENT OF                                      POTENTIAL REALIZABLE
                                 NUMBER OR         TOTAL                                       VALUE AT ASSUMED ANNUAL
                                 SECURITIES       OPTIONS                                       RATES OF STOCK PRICE
                                 UNDERLYING     GRANTED TO     EXERCISE                     APPRECIATION FOR OPTION TERM
                                  OPTIONS      EMPLOYEES      BASE PRICE     EXPIRATION     ----------------------------
           NAME                  GRANTED (#)     IN 2000        ($/SH)          DATE              5%          10%
           ----                  -----------     -------        ------          ----              --          ---
Arjun Rishi                          75,000        2.18%          $4.00      1/31/2010            -            -
Mark J. Ferrer                        -               -            -                              -            -
Philip J. Balsamo                    60,000        1.74%          $9.33      7/31/2010            -            -

         The actual stock price appreciation over the 10-year option term may not be at the above 5% and 10% assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of common stock appreciates over the option term, no value will be realized from the option grant made to the named executive officer.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END VALUES

         The following table sets forth information with respect to the named executive officers concerning their exercise of stock options during the fiscal year ended December 31, 2000 and the number of shares subject to unexercised stock options held by them as of the close of such fiscal year. No stock appreciation rights were exercised during the fiscal year ended December 31, 2000, and no stock appreciation rights were outstanding at the close of such year.

         In the following table, "Value Realized" is equal to the difference between the fair value of the shares at the time of exercise and the exercise price paid for the shares and the "Value of Unexercised In-The-Money Options at Year-End" is based upon the fair value per share at the close of the 2000 fiscal year less the exercise price payable per share.

             AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END VALUES

                                                              NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                             SHARES                          UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                            ACQUIRED       VALUE               OPTIONS AT YEAR-END                     AT YEAR-END
                               ON        REALIZED         -----------------------------      -----------------------------
          NAME              EXERCISE        ($)           EXERCISABLE      UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
          ----              --------        ---           -----------      -------------     -----------    -------------
Arjun Rishi                      -            -              34,386            40,614           $412,632          $487,368
Mark J. Ferrer                15,000      $48,300           153,750           521,250          1,845,000         6,075,000
Philip J. Balsamo                -            -              90,037           149,963          1,235,808         1,693,992


            EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

1996 STOCK OPTION PLAN

         Our board of directors and stockholders adopted and approved the 1996 Stock Option Plan on July 26, 1996. The 1996 Plan provided for grants of incentive stock options, nonqualified stock options and stock awards to employees, directors, consultants and advisors. Members of the non-employee director administrative committee were not eligible to receive options and awards.

         The 1996 Plan was initially administered by the board of directors and subsequently by a committee of non-employee directors. The plan administrator has the power to determine the persons to whom, the times at which, and the price at which the options and awards shall be granted, and to determine the type of option or award to be granted and the number of shares subject to options and awards.

         The plan administrator determined the option price for options. For a nonqualified stock option, the price was at least equal to 85% of the fair market value of the shares on the date the option was granted. For an incentive stock option, the price was at least 100% of the fair market value on the date the option was granted.

         Options expire not later than 10 years after the date of the grant or five years after the date of grant if the recipient owns shares possessing more than 10% of the combined voting power of all classes of stock. Options expire three months from the date the recipient's employment or service with Vastera terminates or 12 months after disability or death, unless the grant agreement or plan administrator provides otherwise. Options are not transferable during the lifetime of the recipient, except that a nonqualified stock option may be transferred pursuant to the terms of a domestic relation's order, or otherwise as provided in the grant agreement.

         The plan administrator has the power to cause an option or options to become immediately exercisable in full. For options granted prior to August 10, 1998, the 1996 Plan also provides that all outstanding options will automatically become immediately exercisable in the event of a merger, consolidation, reorganization, liquidation, sale of substantially all corporate assets or the acquisition of substantially all of our common stock by a third party. Notwithstanding the foregoing, upon an acquisition of the outstanding securities representing 50% or more of the voting power of Vastera by a third party, a change in a majority of the board or certain stockholder-approved mergers, consolidations or liquidations, 50% of all unvested options granted under the 1996 Plan automatically become immediately exercisable.

         Awards of stock granted pursuant to the 1996 Plan were in the form of written award agreements approved by the plan administrator. The plan administrator may impose appropriate restrictions and forfeiture conditions on stock awards.

         In the event that the outstanding shares are modified by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination or exchange of shares, the plan administrator shall make appropriate adjustments to the aggregate number of shares available under the 1996 Plan, the number of shares outstanding and price per share of outstanding options.

2000 STOCK INCENTIVE PLAN

         INTRODUCTION. Our 2000 Stock Incentive Plan is intended to serve as the successor equity incentive program to our 1996 Plan. Our 2000 Plan was adopted by our board on April 4, 2000 and approved by the stockholders on July 25, 2000. All options that were available for grant under the 1996 Plan at the time our 2000 plan became effective were transferred to our 2000 Plan, and no further option grants may be made under that predecessor plan. The transferred options continue to be governed by their existing terms, unless our Compensation Committee elects to extend one or more features of our 2000 Plan to those options.

         SHARE RESERVE. Under our 2000 Plan, 18,250,000 shares of common stock have been authorized for issuance. This share reserve consists of the number of shares that were carried over from our 1996 Plan, including the shares subject to outstanding options thereunder, plus an additional increase of approximately 10,000,000 shares. Beginning on January 1, 2001 the number of shares of common stock reserved for issuance under our 2000 Plan automatically increases on the first trading day in January each calendar year by an amount equal to 1.5% of the total number of shares of common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 750,000 shares. In addition, no participant in our 2000 Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 500,000 shares of common stock per calendar year.

         EQUITY INCENTIVE PROGRAMS. Our 2000 Plan is divided into five separate components:

         - the discretionary option grant program, under which eligible individuals in our employ or service may be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

         - the stock issuance program, under which such individuals may be issued shares of common stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the attainment of performance milestones or the completion of a specified period of service;

         - the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below-market value stock option grants;

         - the automatic option grant program, under which option grants will automatically be made at periodic intervals to our non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

         - the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market value option grants.

         ELIGIBILITY. The individuals eligible to participate in our 2000 Plan include our officers and other employees, our non-employee board members and any consultants we hire.

         ADMINISTRATION. The discretionary option grant program and the stock issuance program are administered by the Compensation Committee. This committee determines which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Compensation Committee also has the exclusive authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years.

         PLAN FEATURES.  Our 2000 Plan includes the following features:

         - The exercise price for the shares of common stock subject to option grants made under our 2000 Plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the plan administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

         - The Compensation Committee has the authority to cancel outstanding options under the discretionary option grant program, including options transferred from the 1996 Plan, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

         - Stock appreciation rights are authorized for issuance under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares of common stock subject to the surrendered option, less the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the outstanding options under our 1996 Plan contain any stock appreciation rights.

         The 2000 Plan includes the following change in control provisions, which may result in the accelerated vesting of outstanding option grants and stock issuances:

         - In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program that is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

         - The Compensation Committee has complete discretion to structure one or more options under the discretionary option grant program so those options will vest as to all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions.

         - The Compensation Committee also has the authority to grant options that will immediately vest in the event we are acquired, regardless of whether those options are assumed by the successor corporation.

         - The Compensation Committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

         SALARY INVESTMENT OPTION GRANT PROGRAM. In the event the Compensation Committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files such a timely election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount by which the optionee's salary is reduced under the program. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect.

         AUTOMATIC OPTION GRANT PROGRAM. Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after the completion of this offering will automatically receive an option grant for 45,000 shares on the date such individual joins the board, provided such individual has not been in our prior employ.

         Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 45,000-share automatic option grant will vest in a series of three successive annual installments upon the optionee's completion of each year of board service over the three-year period measured from the grant date. These shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

         DIRECTOR FEE OPTION GRANT PROGRAM. Should the director fee option grant program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market value option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon the optionee's death or disability while serving as a board member.

         Our 2000 Plan also has the following features:

         - Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

         - Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

         The board may amend or modify the 2000 Plan at any time, subject to any required stockholder approval. The 2000 Plan will terminate no later than April 3, 2010.

EMPLOYEE STOCK PURCHASE PLAN

         INTRODUCTION. Our Employee Stock Purchase Plan was adopted by the board of directors on April 4, 2000 and approved by the stockholders on July 25, 2000. The Compensation Committee administers the plan. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

         SHARE RESERVE. 1,100,000 shares of our common stock were initially reserved for issuance. Beginning on January 1, 2001, the reserve automatically increases on the first trading day in January each calendar year, thereafter, by an amount equal to 1.0% of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year. In no event will any such annual increase exceed 500,000 shares.

         OFFERING PERIODS. The plan has a series of successive offering periods. Each offering period has a duration of 24 months, unless otherwise determined by the Compensation Committee. The initial offering period, started on October 1, 2000 and will end on the last business day in October 2002. The next offering period will start on the first business day in November 2002.

         ELIGIBLE EMPLOYEES. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date of that period. However, employees may participate in only one offering period at a time.

         PAYROLL DEDUCTIONS. A participant may contribute up to 10% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's date of entry into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of April and October each year. However, a participant may not purchase more than 2,650 shares on any purchase date, and all participants may purchase not more than 275,000 shares in total on any purchase date. Our Compensation Committee has the authority to change these limitations for any subsequent offering period.

         RESET FEATURE. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

         CHANGE IN CONTROL. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's date of entry into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

         PLAN PROVISIONS. The following provisions are also be in effect under the plan:

         The plan will terminate no later than the last business day of October 2010.

         The board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

401(K) PROFIT SHARING PLAN

         We have adopted a tax-qualified employee savings and retirement plan, the 401(k) Profit Sharing Plan, for eligible U.S. employees. Eligible employees may elect to defer a portion of their eligible compensation, subject to the statutorily prescribed annual limit. We may make 50% matching contributions on behalf of all participants who have elected to make deferrals to the 401(k) Profit Sharing Plan in an amount determined annually by the Company. Any contributions to the plan by the company or the participants are paid to a trustee. The contributions made by the company, if any, are subject to a vesting schedule; all other contributions are fully vested at all times. The 401(k) Profit Sharing Plan, and the accompanying trust, are intended to qualify under Sections 401(k) and 501 of the Internal Revenue Code, so that contributions by us or by employees and income earned (if any) on plan contributions are not taxable to employees until withdrawn and contributions by us, if any, will be deductible by the company when made. At the direction of each participant, the trustee invests the contributions made to the 401(k) Profit Sharing Plan in any number of investment options.

LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS AND INDEMNIFICATION

LIMITATION OF LIABILITY

         Our certificate of incorporation provides that our officers and directors will not be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty, to the maximum extent permitted by Delaware law. Under Delaware law, directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for:

          - Any breach of the duty of loyalty to the corporation or its stockholders;

          - Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          - Unlawful payments of dividends or unlawful stock repurchases or redemptions; or

          - Any transaction from which the director derived an improper personal benefit.

         This limitation of liability does not apply to non-monetary remedies that may be available, such as injunctive relief or rescission, nor does it relieve our officers and directors from complying with federal or state securities laws.

INDEMNIFICATION

         Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers, and may indemnify our other corporate agents, to the fullest extent permitted by law. This provision deters transactions not approved by the board, including transactions that may offer a premium over market price for shares of common stock. An officer or director shall not be entitled to indemnification if:

          - The officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to our best interests; or

          - The officer or director is subject to criminal action or proceedings and had reasonable cause to believe the conduct was unlawful.

         We intend to enter into agreements to indemnify our directors and officers in addition to the indemnification provided for in our certificate of incorporation and our bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding arising out of these persons' services as a director or officer for us, any of our subsidiaries or any other entity to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information as of March 20, 2001, regarding the beneficial ownership of our common stock by:

          - each person or entity who is known by us to own beneficially more than 5% of our outstanding common stock;

          - each of our executive officers named in the Summary Compensation Table;

          -    each of our directors; and

          -    all directors and executive officers as a group.

                                                                              SHARES BENEFICIALLY OWNED (1)
                                                                              -----------------------------
NAME AND ADDRESS*                                                                 NUMBER       PERCENT
- -----------------                                                                 ------       -------
Battery Ventures III, L.P. (2)(10)
     901 Mariner's Island Blvd., Suite 475
     San Mateo, CA 94404...............................................           4,104,887       11.3%
Ford Motor Company (3)
     Henry Ford II World Center
     One American Road
     Dearborn, MI 48126................................................           8,000,000       21.9%
Technology Crossover Ventures and its affiliates (4)(11)
     575 High Street, Suite 400
     Palo Alto, CA 94301...............................................           3,794,542       10.4%
Teachers Insurance and Annuity Association of America (5)
     730 Third Avenue
     New York, NY 10017-3206...........................................           2,123,209        5.8%
Arjun Rishi (6)........................................................           1,061,562        2.9%
Philip J. Balsamo (7)..................................................             113,364       **
Richard A. Lefebvre (8)................................................             455,322        1.2%
Nicolas C. Nierenberg (9)..............................................             135,000       **
Robert G. Barrett (10).................................................           4,263,375       11.7%
Richard H. Kimball (11)................................................           3,794,542       10.4%
James D. Robinson IV (12)..............................................           1,081,021        3.0%
Mark J. Ferrer (13)....................................................             233,333       **
Timothy Davenport (14).................................................              27,500       **
All directors and executive officers as a group
     (9 people) (15)...................................................          11,165,019       30.1%

- -----------

* Addresses are given for beneficial owners of more than 5% of the Common Stock only.

**   Represents beneficial ownership of less than 1%.

(1) The number and percentage of shares beneficially owned are based on the aggregate of 36,472,365 shares of common stock outstanding as of March 20, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 20, 2001, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Includes 4,092,725 shares held by Battery Ventures III, L.P. and 12,162 shares subject to warrants held by Battery Ventures III, L.P.

(3)      Ford Motor Company is a publicly held company.

(4) Includes (a) 1,246,501 shares held by Technology Crossover Ventures II, L.P., (b) 190,314 shares held by Technology Crossover Ventures II, C.V., (c) 170,068 shares held by TCV II Strategic Partners, L.P., (d) 958,329 shares held by TCV II (Q), L.P., (e) 40,490 shares held by TCV II, V.O.F., (f) 1,146,104 shares held by TCV IV, L.P., and (g) 42,736 shares held by TCV Strategic Partners, L.P.

(5) Teachers is managed by an investment committee consisting of a number of individuals, none of whom controls solely the voting or disposition of the shares of our common stock.

(6) Includes 55,223 shares subject to stock options exercisable within 60 days of March 20, 2001.

(7) Includes 113,364 shares subject to stock options exercisable within 60 days of March 20, 2001.

(8) Includes 221,250 shares subject to stock options exercisable within 60 days of March 20, 2001 and 234,072 shares held by Allegra Capital Partners IV L.P. Mr. Lefebvre is a general partner of Allegra Capital Partners IV L.P. Mr. Lefebvre disclaims beneficial ownership of the shares held by Allegra Capital Partners IV L.P. except to the extent of his pecuniary interest in the shares held.

(9) Includes 22,500 shares subject to stock options exercisable within 60 days of March 20, 2001.

(10) Includes 4,092,725 shares held by Battery Ventures III, L.P. and 12,162 shares subject to warrants held by Battery Ventures III, L.P. Mr. Barrett is a retired partner of Battery Ventures III, L.P. Mr. Barrett disclaims beneficial ownership of the shares held by Battery Ventures III, L.P., except to the extent of his pecuniary interest in the shares held.

(11) Includes (a) 1,246,501 shares held by Technology Crossover Ventures II, L.P., (b) 190,314 shares held by Technology Crossover Ventures II, C.V., (c) 170,068 shares held by TCV II Strategic Partners, L.P., (d) 958,329 shares held by TCV II (Q), L.P., (e) 40,490 shares held by TCV II, V.O.F., (f) 1,146,104 shares held by TCV IV, L.P., and (g) 42,736 shares held by TCV Strategic Partners, L.P. Mr. Kimball is a general partner of Technology Crossover Ventures. Mr. Kimball disclaims beneficial ownership of the shares held by Technology Crossover Ventures and its affiliates, except to the extent of his pecuniary interest in the shares held.

(12) Includes (a) 697,189 shares held by RRE Investors, L.P. and 383,832 shares held by RRE Investors Fund, L.P. Mr. Robinson is a general partner of RRE Investors, L.P. and RRE Investors Fund, L.P. Mr. Robinson disclaims beneficial ownership of the shares held by RRE Investors, L.P. and RRE Investors Fund, L.P., except to the extent of his pecuniary interest in the shares held.

(13) Includes 218,333 shares subject to stock options exercisable within 60 days of March 20, 2001.

(14) Includes 22,500 shares subject to stock options exercisable within 60 days of March 20, 2001.

(15) Includes 12,162 shares subject to warrants and 653,170 shares subject to stock options exercisable within 60 days of March 20, 2001.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION COMMITTEE REPORT

         The Compensation Committee (the "Committee") of our Board of Directors sets the compensation of our Chief Executive Officer, reviews the design, administration and effectiveness of compensation programs for our other key executives and approves stock option grants for all executive officers. The Committee is composed entirely of outside directors.

COMPENSATION PHILOSOPHY AND OBJECTIVES

         We operate in the extremely competitive and rapidly changing high technology industry. The Committee believes that the compensation programs for our executive officers should be designed to attract, motivate and retain talented executives responsible for our success and should be determined within a competitive framework and based on the achievement of designated financial targets, individual contribution, client satisfaction and financial performance relative to that of our competitors.

Within this overall philosophy, the Committee's objectives are to:

     - Offer a total compensation program that takes into consideration a number of factors including (i) the compensation practices of comparable companies and other selected companies with which we compete for executive talent, (ii) industry trends and (iii) general economic and market conditions.

     - Provide annual variable incentive bonus awards that take into account our overall financial performance in terms of designated corporate objectives and the relative performance of other companies as well as individual contributions.

     - Align the financial interests of our executive officers with those of our stockholders by providing significant equity-based, long-term incentives.

COMPENSATION COMPONENTS AND PROCESS

         The three major components of our executive officer compensation are: base salary, annual variable incentive bonus awards and equity-based incentive awards in the form of stock options. In arriving at specific levels of compensation for executive officers the committee has relied on a number of factors including the recommendations of management, benchmarks provided by generally available compensation surveys and the experience of committee members and their knowledge of compensation levels of other technology companies.

         BASE SALARY. The base salary for each executive officer in 2000 was based on a number of factors including the executive's duties, responsibilities and achievements, the performance of Vastera, Inc., both financial and otherwise, and the overall success of the executive in developing and executing our business plan.

         VARIABLE INCENTIVE BONUS AWARDS. To reinforce the attainment of our goals, the Committee believes that a portion of the annual compensation of each executive officer should be in the form of an annual variable incentive bonus award. The bonus pool for executive officers is determined on the basis of our achievement of the financial performance targets established at the beginning of the fiscal year and also includes a range for the executive's contribution and a strategic component tied to our performance relative to other companies. Executive officers received cash bonuses for fiscal 2000 ranging from approximately 32.5% to 39.0% of base salary based on the degree of our achievement of our financial and other objectives as approved by the Committee. The incentive plan sets a threshold level of our performance based on revenue that must be attained before any incentives are awarded. Once the fiscal year's threshold is reached, specific formulas are in place to calculate the actual incentive payment for each officer. A target is set for each executive officer and is stated in terms of an escalating percentage of the officer's base salary for the year.

         EQUITY-BASED INCENTIVE AWARDS. The goal of our equity-based incentive awards is to align the interests of our executive officers with our stockholders and to provide each executive officer with a significant incentive to manage our operations from the perspective of an owner with an equity stake in the business. The Committee determines the size of long-term, equity-based incentives according to each executive's position within the company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Committee takes into account an individual's recent performance, his or her potential for future responsibility and promotion, comparable awards made to individuals in similar positions with comparable companies and the number of unvested options held by each individual at the time of the new grant. The relative weight given to each of these factors varies among individuals and is subject to the Committee's discretion. During fiscal 2000, the Committee made option grants to each of our executive officers under the Company's 2000 Stock Incentive Plan. Each grant allows the executive officer to acquire shares of our common stock at a fixed price per share (the market price on the grant date) over a specified period of time. Options granted to this group of individuals in fiscal year 2000 and later vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with us. Accordingly, the option grants will provide a return only if the officer remains with us and only if the market price appreciates over the option term.

         CEO COMPENSATION. The original compensation package for Mr. Rishi for the fiscal year 2000 was negotiated with him and consisted of three components: base salary of $250,000, annual incentive compensation of up to $150,000 and stock options for 75,000 shares with an exercise price of $4.00 per share. The Committee based Mr. Rishi's 2000 aggregate compensation package on a number of factors. The Committee took into consideration the Company's financial operations, the attainment of pre-established business performance goals and the success of the Company in raising capital during the year. The Committee also considered Mr. Rishi's ability to establish short-term and long-term business strategies for the Company and his success in executing upon these strategies.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

         Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to our executive officers for the 2000 fiscal year did not exceed the $1 million limit for any officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to our executive officers for fiscal 2001 will exceed that limit. Our 2000 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

OTHER ELEMENTS OF EXECUTIVE COMPENSATION

         Executives are eligible for corporation-wide medical and dental benefits and participation in a 401(k) plan under which we currently provide no matching contributions. In addition, executives participate in a corporation-wide short and long-term disability insurance program and a group term life insurance program.

         It is the opinion of the Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our management's performance and interests to those of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term.

                                   Submitted by the Compensation Committee
                                   of our Board of Directors

                                   /s/ Richard A. Lefebvre
                                   /s/ Robert G. Barrett
                                   /s/ Richard H. Kimball

                             AUDIT COMMITTEE REPORT

         The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2000, which include our consolidated balance sheets as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000, and the notes thereto. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

REVIEW WITH MANAGEMENT

         The Audit Committee has reviewed and discussed our audited financial statements with our management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The Audit Committee has discussed with Arthur Andersen LLP, our independent public accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of our financial statements.

         The Audit Committee has also received written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (which relates to the accountants' independence from us and any of our related entities) and has discussed with Arthur Andersen LLP their independence from the company.

CONCLUSION

         Based on the review and discussions referred to above, our Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                          Submitted by the Audit Committee
                                          of our Board of Directors

                                          /s/ Richard H. Kimball
                                          /s/ James D. Robinson IV
                                          /s/ Timothy Davenport

                             STOCK PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total return on our common stock, based on the market price of our stock assuming reinvestment of dividends with a return of the Standard and Poor's 500 Index, the Nasdaq Stock Market (U.S.) Index, and the Dow Jones Internet Services Index for the period beginning September 28, 2000, the day our common stock began trading, through December 31, 2000.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG VASTERA, INC., THE STANDARD AND POOR'S 500 INDEX, THE NASDAQ STOCK MARKET (U.S.) INDEX


                                   [GRAPHIC]





                          TOTAL RETURN TO SHAREHOLDER'S
                         (DIVIDENDS REINVESTED MONTHLY)

                                                              ANNUAL RETURN PERCENTAGE
                                                                    MONTH ENDING

  COMPANY / INDEX                            SEPT 2000            OCT 2000             NOV 2000            DEC 2000
  ---------------                            ---------            --------             --------            --------
  Vastera, Inc................                  27.54               -19.32              -43.31               59.01
  S&P 500 Index...............                  -1.49                -0.42               -7.88                0.49
  Technology-500..............                  -4.71                -5.47              -19.66              -11.05
  NASDAQ US Index.............                  -2.88                -8.24              -22.90               -5.36

                                                                  INDEXED RETURNS
                                                                    MONTH ENDING
                                         BASE PERIOD
  COMPANY / INDEX                       28 SEPT 2000        SEPT 2000        OCT 2000        NOV 2000       DEC 2000
  ---------------                       -------------       ---------        --------        --------       --------
  Vastera, Inc................                 100           127.54          102.90           58.33          92.75
  S&P 500 Index...............                 100            98.51           98.09           90.36          90.80
  Technology-500..............                 100            95.29           90.08           72.37          64.37
  NASDAQ US Index.............                 100            97.12           89.12           68.71          65.02

(1) The graph assumes that on September 28, 2000, $100 was invested in our common stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock.

(2) Stockholder returns over the indicated period should not be considered indicative of future stockholder results.

         Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, neither the preceding Stock Performance Graph nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by us under those statutes.

                              CERTAIN TRANSACTIONS

         Our directors, executive officers and affiliates have entered into transactions with us as follows:

EQUITY FINANCINGS

         On July 29, 1996, we sold 800,000 shares of our Series A convertible preferred stock to Battery Ventures III, L.P. for $5.00 per share. Each share of Series A convertible preferred stock converted into three shares of common stock upon the closing of the initial public offering of our Common Stock, for an aggregate of 2,400,000 shares of common stock.

         At the time of the sale of the Series A convertible preferred stock, we granted to Battery Ventures III, L.P. a warrant to purchase 150,376 shares of Series B convertible preferred stock at an exercise price of $6.65 per share. Each share of Series B convertible preferred stock converted into three shares of our common stock upon the closing of the initial public offering of our common stock.

         From August 7, 1997 to May 28, 1998, we sold 2,310,813 shares of our Series C convertible preferred stock for $3.70 per share. Each share of Series C convertible preferred stock converted into 1.50 shares of common stock upon the closing of the initial public offering of our common stock. The purchasers of the Series C convertible preferred stock who now hold shares of common stock following the 1.50 for 1 conversion are:

                                                                                               SHARES OF
                                    PURCHASER                                             COMMON STOCK ISSUED
                                    ---------                                             -------------------
Battery Ventures III, L.P..............................................                        810,811
Technology Crossover Ventures and its affiliates.......................                      1,621,622
Vertex Technology Fund Pte. Ltd........................................                        810,011
Other Purchasers.......................................................                        222,973


         At the time of the sale of the Series C convertible preferred stock, we also issued to the above-listed purchasers warrants to purchase an aggregate of 405,488 shares of our Series C-1 convertible preferred stock at an exercise price of $4.92 per share. Each share of Series C-1 convertible preferred stock converted into 1.50 shares of our common stock upon the closing of the initial public offering of our common stock. We issued shares of common stock to the purchasers identified below, who exercised such warrants in full by way of paying cash or net issuance as follows:

                                                                                               SHARES OF
                                    PURCHASER                                             COMMON STOCK ISSUED
                                    ---------                                             -------------------
Battery Ventures III, L.P.............................................                         77,641
Technology Crossover Ventures and its affiliates......................                        284,551
Vertex Technology Fund Pte. Ltd.......................................                        142,276
Other Purchasers......................................................                         31,045

         On November 24, 1998 and February 26, 1999, we sold 2,461,034 shares and 512,715 shares, respectively, of our Series D convertible preferred stock for $4.876 per share. Each share of Series D convertible preferred stock converted into 1.50 shares of common stock upon the closing of the initial public offering of our common stock. The purchasers of the Series D convertible preferred stock who now hold shares of common stock following the 1.50 for 1 conversion are:

                                                                                               SHARES OF
                                    PURCHASER                                             COMMON STOCK ISSUED
                                    ---------                                             -------------------
Battery Ventures III, L.P.............................................                           307,629
MSD Portfolio L.P.-Investments and its affiliates.....................                         1,230,517
RRE Investors, L.P. and its affiliate.................................                           922,086
Teachers Insurance and Annuity Association of America.................                           922,887
Technology Crossover Ventures and its affiliates......................                           889,332


                                       25


Vertex Technology Fund Pte. Ltd.......................................                            96,903
Robert G. Barrett.....................................................                            90,466

         Banc of America Securities LLC (formerly, NationsBanc Montgomery Securities L.L.C.), as placement agent for our Series D convertible preferred stock offering, was issued a warrant to purchase 30,763 shares of our Series D convertible preferred stock at an exercise price of $5.61 per share. In September 2000, Banc of America Securities exercised this warrant by cashless exercise. Banc of America Securities LLC holds 33,817 shares of common stock as a result of the exercise and conversion of this warrant. In addition, we also issued to the above-listed purchasers warrants to purchase an aggregate of 631,608 shares of our Series D-1 convertible preferred stock at an exercise price of $6.485 per share. Each share of Series D-1 convertible preferred stock converted into 1.50 shares of our common stock upon the closing of the initial public offering of our common stock. We issued shares of common stock to the purchasers identified below, who exercised such warrants in full by way of paying cash or net issuance as follows:

                                                                                               SHARES OF
                                    PURCHASER                                             COMMON STOCK ISSUED
                                    ---------                                             -------------------
Battery Ventures III, L.P.............................                                          12,342
MSD Portfolio L.P.-Investments and its affiliates.....                                         123,050
RRE Investors, L.P. and its affiliate.................                                          37,027
Teachers Insurance and Annuity Association of America.                                          92,289
Technology Crossover Ventures and its affiliates......                                         531,306
Vertex Technology Fund Pte. Ltd.......................                                           9,690
Robert G. Barrett.....................................                                          68,022

         On February 4, 2000 and February 29, 2000, we sold 1,569,577 shares of our Series E convertible preferred stock for $10.83 per share. Each share of Series E convertible preferred stock converted into 1.50 shares of common stock upon the closing of the initial public offering of our common stock. The purchasers of the Series E convertible preferred stock who now hold shares of common stock following the 1.50 for 1 conversion are:

                                                                                               SHARES OF
                                    PURCHASER                                             COMMON STOCK ISSUED
                                    ---------                                             -------------------
Allegra Capital Partners IV L.P.......................                                           234,072
Battery Ventures III, L.P.............................                                           138,504
MSD Portfolio L.P.-Investments and its affiliates.....                                           126,864
RRE Investors, L.P. and its affiliate.................                                            95,148
Teachers Insurance and Annuity Association of America.                                         1,108,034
Technology Crossover Ventures and its affiliates......                                           327,417
Vertex Technology Fund II Ltd.........................                                            93,583
Other Purchasers......................................                                           232,743

         The aggregate cash proceeds received by Vastera for the exercise of all of the above-described convertible preferred stock warrants was approximately $2.5 million.

         Battery Ventures III, L.P., Technology Crossover Ventures and its affiliates and Teachers Insurance and Annuity Association of America are considered each a holder of more than 5% of our common stock. Mr. Barrett, one of our directors, is a retired partner of Battery Ventures III, L.P. Mr. Kimball, one of our directors, is a partner of Technology Crossover Ventures and its affiliate. Mr. Lefebvre, one of our directors, is a partner of Allegra Capital Partners IV L.P. Mr. Robinson, another one of our directors, is a partner of RRE Ventures, L.P. and its affiliate. Messrs. Barrett, Kimball, Lefebvre and Robinson disclaim beneficial ownership of the securities held by their respective entities, except for their respective pecuniary interests in their entities.

TRANSACTION WITH FORD MOTOR COMPANY

         On July 14, 2000, our wholly-owned subsidiary, Vastera Solutions Services Corporation, entered into a series of agreements with Ford that transfer the responsibility of managing Ford's global trade processes to us. On

August 29, 2000, we purchased Ford's global customs unit including its technologies and the services of its employees by issuing 8,000,000 shares of our common stock to Ford. The material agreements that define the relationship are the Global Trade Services Agreement, the Stock Transfer Agreement, the License Agreement, the Salaried Employee Secondment Agreement and the Employee Transfer Agreement. Beginning in 2000, we expect to derive more than 10% of our annual revenues from Ford. The principal terms of each of these agreements are described below.

GLOBAL TRADE SERVICES AGREEMENT

         We have signed an agreement to provide the entire range of our service offerings to Ford. Under this Agreement, we will administer and manage Ford's global trade operations including supporting and managing Ford's import/export customs operations, administering contracts between Ford and third party brokers and freight forwarders, minimizing duties and customs fees and generally automating and managing Ford's global trade management requirements.

         We initially provided our suite of product and service offerings to Ford in the United States. As we successfully implement our services in the United States and other geographic regions, we have the opportunity to expand our services we provide to Ford divisions and subsidiaries in other geographic regions around the world. Although this agreement has an initial term of 10 years, commencing on August 1, 2003, either party may terminate for convenience after providing the non-terminating party one-year advance notice. Commencing on August 1, 2004 and continuing thereafter, either party may terminate the agreement upon providing six-months' advance written notice.

         As consideration for our service and product offerings, Ford has agreed to pay us certain transaction fees, subject to certain guaranteed minimum transaction revenues through 2004 totaling approximately $47.0 million. The guaranteed minimum revenues are $4.5 million for 2000, $11.6 million for 2001, 2002 and 2003 and $6.8 million for 2004. The agreement also requires Ford to pay us a fee equal to 10% of annual cost savings up to a certain threshold and 15% above that threshold. Cost savings will be calculated by comparing the historical costs incurred by Ford with the future costs incurred under our agreement with Ford. These costs include only duty, taxes, other related government payments and customs broker costs paid by Ford.

STOCK TRANSFER AGREEMENT

         Under this agreement, we issued 8,000,000 shares of our common stock to Ford. Ford has agreed to certain market standstill conditions effective until July 1, 2004 that limit Ford from acquiring more than 27.5% of our outstanding common stock without obtaining approval from our board of directors. If Ford breaches these conditions, but owns no more than 30% of our outstanding common stock, we will have the right to reduce Ford's ownership percentage by purchasing any overage from Ford. If Ford acquires more than 30% of our outstanding common stock, we will have the right to reduce Ford's ownership percentage to 25%, by purchasing any such overage. The price per share to be paid to Ford under these rights will be the lower of the per share price contained in our final prospectus or the lowest price per share paid by Ford for our shares. Ford has also agreed to limit the number of shares of our common stock that it will sell into the market during the first four years following the date of signing of this agreement. In addition, Ford is a party to our investors' rights agreement providing Ford with certain registration rights. For a more complete discussion of these rights, please see "Description of Capital Stock--Registration Rights."

LICENSE AGREEMENT

         To enable us to perform the services described in the Global Trade Services Agreement, we need access to certain of Ford's computer systems, trade secrets, copyrights, patents, software and other intellectual property. Under this agreement, Ford agreed to license to us all of the intellectual property we required to commence performance. We have agreed to pay Ford a monthly fee for the use of Ford's information technology and related support services.

SALARIED EMPLOYEE SECONDMENT AGREEMENT

         Under this agreement, which terminates on December 31, 2002, Ford has agreed to assign to us selected employees that are performing its import/export customs operations. In addition to reimbursing Ford for the direct salary and benefits costs attributable to each seconded employee, we will pay Ford a per employee fee for each employee that is assigned to us and is engaged in performing global trade management services on Ford's behalf. These seconded Ford employees will remain employees of Ford, but will receive instructions and supervision from us. By way of another agreement, we have agreed to offer each assigned employee the opportunity to terminate his or her employment with Ford and become an employee of Vastera. Until such time as an assigned Ford employee elects to become a Vastera employee, the employee shall remain on Ford's payroll system and receive Ford's employee benefits.

EMPLOYEE TRANSFER AGREEMENT

         Under this agreement, we agreed to offer employment to selected Ford employees who were previously performing the import/export customs operations at Ford. Of the approximately 110 employees of the global customs unit, we expect 75% of these employees to transfer to us from Ford. Currently, 31 of the U.S.-based, 30 of the Mexico-based and 7 of the Canada-based Ford employees have accepted employment with us. Select Ford employees in the other geographic regions will be offered employment with us as these regions are phased in. We will continue paying each employee who accepts our offer a monthly base salary comparable to that paid by Ford and these employees will then be eligible to receive all of the benefits normally offered to Vastera employees. These employees will also continue to participate in Ford's general retirement plan but will not be entitled to continue participating in Ford's stock investment plan for salaried employees.

TRANSACTION WITH DELL PRODUCTS L.P.

         On June 28, 1996 and April 14, 1999, we entered into software license agreements with Dell Products L.P., or Dell, an affiliate of Dell Computer Corporation. The agreements provide certain nontransferable, perpetual licenses to use our software products with the later agreement being for newer versions of our software products. Michael S. Dell, the Chairman of the board of directors and the Chief Executive Officer of Dell Computer Corporation, holds a controlling ownership interest in MSD Portfolio L.P.-Investments and two of its affiliates, significant investors in Vastera, Inc. In 2000, we received a total of approximately $373,000 for license, maintenance and support, and consulting services fees related to our software products from Dell Products L.P. under these agreements.

TRANSACTION WITH FEDEX CORPORATION

         In June 2000, FedEx Corporation sold all of its stock and warrant holdings in Vastera to affiliates of Technology Crossover Ventures. FedEx also terminated its development, marketing and professional services agreements with us, effective as of September 1, 2000. FedEx has not, however, terminated its software license and services agreement with us and, as such, will remain a customer of ours. In 2000, we received approximately $1.0 million under all of our agreements with FedEx.

ARMS LENGTH TRANSACTIONS

         All past and future transactions with our officers, directors, principal stockholders or affiliates have been and will be approved by a majority of the independent and disinterested members of the board of directors or, if required by law, a majority of disinterested stockholders, and have been or will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                              STOCKHOLDER PROPOSALS

         Under our bylaws, to be included in the proxy statement and form of proxy relating to the annual meeting to be held in 2002, a stockholder proposal must be received by Philip J. Balsamo, Secretary, Vastera, Inc., 45025 Aviation Drive, Dulles, Virginia 20166 no earlier than December 1, 2001 and no later than January 1, 2002. These requirements are separate from and in addition to the SEC's requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement. If the Company is not notified of a stockholder proposal by the required deadline, then the proxy solicited by the board of directors for the 2002 annual meeting will confer discretionary authority to vote against such stockholder proposal. Any stockholder interested in submitting a proposal for inclusion in the proxy materials is required to follow the procedures set forth in our bylaws and under Regulation A of the Securities Exchange Act of 1934, as amended.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all
Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 4 or 5 were required for such persons, we believe that, for the reporting period from September 27, 2000 to December 31, 2000, our executive officers and directors complied with all their reporting requirements under Section 16(a).

                                  OTHER MATTERS

         Our board of directors knows of no other business that will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the recommendation of the board of directors. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

         It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope in accordance with the specific instructions set forth on the proxy card.

         A copy of our Annual Report for the 2000 fiscal year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

         We have filed an Annual Report on Form 10-K for the year ended December 31, 2000 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the Form 10-K by writing to: Secretary, Vastera, Inc., 45025 Aviation Drive, Dulles, Virginia 20166.

                                          By Order of the Board of Directors,

                                          /s/ Brian D. Henderson
                                          ----------------------------------
                                          Brian D. Henderson
                                          Secretary
Dated: March 28, 2001
Dulles, Virginia

                                     ANNEX A

                                  VASTERA, INC.
                              AMENDED AND RESTATED
                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

I.   PURPOSE

The primary function of the Audit Committee of Vastera, Inc. (the "Company") is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the Company's: (1) financial reports and other information provided to third parties, (2) systems of internal controls regarding finance, accounting, legal compliance and ethics established by management and the Board, and (3) auditing, accounting and reporting processes generally. The Audit Committee's primary duties and responsibilities are to:

- -    Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

- -    Review and appraise the audit efforts of the Company's independent accountants and internal auditing function.

- -    Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing function, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by performing the activities enumerated in Section III of this Charter.

II.  COMPOSITION

The Audit Committee will be comprised of three or more directors, as determined by the Board, each of whom is independent of management and the Company. The Company's criteria for independence are set forth in the Appendix to this Charter. All Audit Committee members will be financially literate (e.g., previously a senior executive with financial oversight responsibilities), and at least one member will have accounting or financial management expertise.

III. RESPONSIBILITIES

To fulfill its responsibilities the Audit Committee will:

DOCUMENTS/REPORTS REVIEW

- -    Obtain the full Board of Directors' approval of this Charter and review and reassess this Charter, at least annually, as conditions dictate.

- -    Review the financial statements in the annual report to stockholders with management and the independent accountants, and determine whether the independent accountants take exception to the disclosure and content of the financial statements. The review should include but not be limited to (1) the quality, not just acceptability, of accounting principles, (2) the relevance, reliability and clarity of financial disclosure practices, (3) other significant decisions made in preparing the financial statements, and
     (4) discussion of any other matters required to be communicated to the Committee by the auditors.

- -    Review the Form 10-Q financial statements with financial management and the independent accountants prior to filing and, in the absence of unusual circumstances, before the press release of results. Determine that the independent accountants do not take exception to the disclosure and content of the financial statements, and discuss any other matter required to be communicated to the Committee by the independent accountants.

- -    Review the regular internal reports to management prepared by the finance department and management's response.

- -    Review the Report of the Audit Committee in the annual report to stockholders and Form 10-K.

- -    Review the Company's disclosure in the annual proxy statement that describes the Committee's execution of its responsibilities under this Charter for the prior year. In addition, include a copy of this Charter in the proxy statement at least triennially or after any significant amendment to this Charter.

INDEPENDENT AUDITORS

- -    Have a clear understanding with the independent auditors that they are ultimately accountable to the Board of Directors and the Audit Committee, as the stockholders' representatives, who have the ultimate authority in deciding to engage, evaluate and, if appropriate, terminate the independent auditors' services.

- -    Obtain each year from the independent auditors a written communication delineating all of their relationships and professional services rendered to the company. Review with the independent auditors the nature and scope of any disclosed relationships or services, and take, or recommend that the Board of Directors take, appropriate action to oversee the continuing independence of the auditors.

- -    Review and recommend to the Board of Directors the selection of the independent auditors, considering independence and effectiveness, and approve the fees to be paid to the auditors.

- -    The Audit Committee is responsible for ensuring auditor independence.

ACCOUNTING AND FINANCIAL CONTROL FRAMEWORK

- -    Review with the independent accountants, the Company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the Company's accounting and financial controls. Also elicit any recommendations for the improvement of such controls or particular areas where new or more detailed controls or procedures are desirable.

- -    Review with the independent accountants, the Company's controller, and management the extent to which changes or improvements in accounting or financial practices, as approved by the Audit Committee, have been implemented.

- -    Review the internal audit function of the Company, including the independence of its reporting obligations, qualifications of the internal audit staff, proposed audit plans for the coming year, and coordination of such plans with the independent auditors.

ETHICAL AND LEGAL COMPLIANCE

- -    Review and update periodically the Company's guidelines on ethical business practices and review with management the actions taken and systems established to enforce these guidelines.

- -    Review with the Company's counsel legal compliance matters, including litigation, corporate securities trading policies and any legal matter that could have a significant impact on the company's financial statements.

- -    Conduct or authorize investigations into any matters within the Audit
     Committee's responsibilities, and if appropriate retain outside counsel for this purpose.

- -    Perform any other activities consistent with this Charter, the Company's
     By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

CERTIFICATIONS BY THE AUDIT COMMITTEE

- -    Certification that the Audit Committee has met, and will continue to meet, the membership requirements.

- -    Certification that the Audit Committee has adopted a written charter.

- -    Certification that the Audit Committee has annually reviewed and reassessed the adequacy of the charter.

IV.  AUDIT COMMITTEE MEETINGS AND REPORTING

- -    The Audit Committee shall hold such meetings periodically as the Audit
     Committee deems necessary. The Audit Committee Chairman may request that members of management and representatives of the independent accountants be present at the meetings of the Audit Committee. The Audit Committee shall report to the Board of Directors outlining its activities, future plans and any significant matters brought forth by the independent accountants.

            APPENDIX TO AUDIT COMMITTEE AMENDED AND RESTATED CHARTER

      DEFINITION OF INDEPENDENCE AS IT PERTAINS TO AUDIT COMMITTEE MEMBERS

To be considered independent, a member of the Audit Committee cannot:

- -    Have been an employee of the Company or its affiliates within last three years;

- -    Have received compensation from the Company or its affiliates in excess of
     $60,000 last year, unless for board service or in the form of a benefit under a tax-qualified retirement plan;

- -    Be a member of the immediate family of an executive officer, or someone who was an executive officer within the past three years;

- -    Be a partner, controlling stockholder, or executive officer of a for-profit organization to which the Company made or received payments (other than those arising solely from investments in the Company's securities) in any of the past three years in excess of the greater of $200,000 or 5% of the annual gross revenues of either organization;

- -    Be employed as an executive of another entity where any of the Company's executives serves on that other entity's compensation committee.

Subject to compliance with the listing requirements of NASDAQ or any applicable stock exchange and the regulations of the Securities and Exchange Commission, and under the limited circumstances set forth in such listing requirements and regulations, one person (who is not a current employee or family member of an employee) not meeting the foregoing criteria may be appointed to the Audit Committee if the Board of Directors determines that the best interests of the Company and its stockholders so require.

                                   DETACH HERE

                                      PROXY
                                   VASTERA, INC.
                 ANNUAL MEETING OF STOCKHOLDERS, APRIL 25, 2001
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held April 25, 2001 and the Proxy Statement and appoints Arjun Rishi and Phillip J. Balsamo, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Vastera, Inc. (the "Company") that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities at the Annual Meeting of Stockholders of the Company to be held at the Company's principal executive offices at 45025 Aviation Drive, Suite 200, Dulles, VA 20166-7554 on Wednesday, April 25, 2001 at 11:00 a.m. EDT (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE DIRECTORS LISTED IN PROPOSAL 1 AND A VOTE IN FAVOR OF PROPOSAL 2. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED IN PROPOSAL 1 AND IN FAVOR OF PROPOSAL 2.


- -----------                                                          -----------
SEE REVERSE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                  SIDE
- -----------                                                          -----------

                                    DETACH HERE

/X/ PLEASE MARK
    VOTES  AS IN
    THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE DIRECTORS LISTED BELOW AND A VOTE IN FAVOR OF PROPOSAL 2.
                                                                                                            FOR    AGAINST   ABSTAIN
1. To elect the following nominees to serve for a three-year term           2. To ratify the appointment
   ending in the year 2004 or until their successors are duly elected          of Arthur Andersen LLP as    / /      / /       / /
   and qualified:                                                              independent auditors of
                                                                               the Company for the fiscal
NOMINEES: (01) Robert G. Barrett, (02) Richard H. Kimball,                     year ending December 31, 2001.
          and (03) Richard A. Lefebvre.

       FOR                     WITHHELD                                        In their discretion, the proxies are authorized to
       ALL      / /      / /   FROM ALL                                        vote upon such other business as may properly come
    NOMINEES                   NOMINEES                                        before the meeting or any adjournments thereof.
                                               MARK HERE
                                               FOR ADDRESS
                                               CHANGE AND
/ /                                            NOTE BELOW   / /
   --------------------------------------
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.)

                                                                               THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS
                                                                               SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY
                                                                               WILL BE VOTED IN FAVOR OF THE ELECTION OF THE
                                                                               DIRECTORS LISTED ABOVE AND IN FAVOR OF PROPOSAL 2.


                                                                               MARK HERE IF YOU PLAN TO ATTEND THE MEETING    / /

                                                                               Please sign exactly appear(s) hereon. All holders
                                                                               must sign. When signing in a fiduciary capacity,
                                                                               please indicate full title as such. If a corporation
                                                                               or partnership, please sign in full corporate or
                                                                               partnership name by authorized person.


Signature:_______________________________________   Date:__________ Signature:_____________________________________ Date:__________